EXHIBIT 21.1
SUBSIDIARIES OF THE REGISTRANT

Jurisdiction of
Incorporation
Subsidiary	or Organization

Midwest Bank and Trust Company	Illinois
Midwest Bank Insurance Services, L.L.C.	Illinois
MBHI Capital Trust II	Delaware
MBHI Capital Trust III	Delaware
MBHI Capital Trust IV	Delaware
MBHI Capital Trust V	Delaware
Royal Capital Trust I	Delaware
MBTC Investment Company	Nevada
Midwest Funding, L.L.C.	Delaware
Midwest Financial and Investment Services, Inc.	Illinois
Royal American Investment Services, Inc.	Illinois